Exhibit 10.23

Douglas C. Abts

11499 Stonecroft Terrace

San Diego, CA 92131

July 26, 2010

Re: Offer of Employment

Dear Mr. Douglas Abts,

Bridgepoint Education (THE COMPANY) is pleased to offer you the position of Senior Vice President, Strategy and Corporate Development.  This is a full-time, exempt position to start on Monday, August 23, 2010.  Your regular work schedule is typically standard working hours unless otherwise indicated by THE COMPANY’s Chief Executive Officer.  As an exempt employee, you may work different or additional hours as necessary. This position is located in San Diego, CA.

You will receive a copy of THE COMPANY’s employee handbook and will be subject to all of the provisions of this handbook, including the Code of Ethics and Insider Trading Policy. You will also be required to sign an acknowledgment of receipt of the handbook.

Should you accept this job offer, per company policy as set-forth in Bridgepoint Education Employee Handbook, you will be eligible to receive the following:

•                  Base Salary: Will be paid in semi-monthly installments of $10,416.67, which is equivalent to $250,000.00 on an annual basis, and subject to deductions for taxes and other withholdings as required by law.

•                  Sign-On Bonus: You are eligible to receive a sign-on bonus in the amount of $50,000.00 less applicable payroll deductions. You will receive fifty percent (50%) of the sign-on bonus (or $25,000.00) on the first payroll date following your initial reporting to work.  The remaining fifty percent (50%) of the sign-on bonus (or $25,000.00) will be paid to you on the first payroll date of the second to last 2010 Fiscal Year payroll date, Friday, December 10, 2010.  You understand that the sign-on bonus will be forfeited in its entirety if you do not accept this offer of employment and/or if you fail to report to work on Monday, August 16, 2010.  You also understand that you will be required to reimburse THE COMPANY in the event that you voluntarily terminate your employment prior to the completion of one (1) year of service.  The amount that you will be required to reimburse THE COMPANY from the sign-on bonus is calculated on a monthly pro-rata basis.  Therefore every month of your employment reduces the potential reimbursement amount by 1/12th.  For example, if you voluntarily terminate your employment after completing only six (6) months of service, you will be required to reimburse THE COMPANY $25,000.00 (and of course will not be eligible to receive the second installment payment of $25,000.00 which would have been paid on or about December 10, 2010).  The requirement to reimburse THE COMPANY ends after you have completed twelve (12) months of full-time employment.

•                  Performance Bonus: You will be eligible to participate in the Senior Management and Executive Leadership Incentive Plan.  Your bonus target will be 40% of your annual salary (i.e., for the 2010 fiscal year $100,000.00).  Your actual bonus payment will be contingent on the achievement by THE COMPANY of performance targets established by THE COMPANY’s Board of Directors or duly authorized committee thereof.  For THE COMPANY’s 2010 fiscal year, your actual bonus payment will be pro-rated, based on the number of full fiscal quarters of service completed (i.e., in this case 25%).  You must be employed on the last day of the fiscal year in order to be entitled to that year’s bonus payment.  The actual bonus payment you may receive will not be considered part of your base pay and will subject to all required payroll deductions.

•                  Stock Options:  Upon the commencement of your employment, the Chief Executive Officer will recommend to THE COMPANY’s Board of Directors that you be awarded an initial stock option to purchase a number of shares of THE COMPANY’s common stock which will be determined by dividing (1) $425,000.00, by (2) by the Black-Scholes value of an option to purchase one share of THE COMPANY’s common stock as of a date close to the anticipated date of grant of the initial stock option, as such value may be determined in accordance with THE COMPANY’s standard option grant procedures.  Such initial stock option will have an exercise price equal to the closing price of THE COMPANY’s common stock as reported on the New York Stock Exchange on the date of grant, and the Chief Executive Officer will recommend that such initial stock option have a maximum term of 10 years and vest and become exercisable pursuant to the following vesting schedule: (i) 25% of the option will vest on the first anniversary of the date of grant, (ii) an additional 2% of the option will vest on each monthly anniversary of the date of grant for the thirty-three months following the first anniversary of the date of grant and (iii) an additional 3% of the option will vest on each of the 46th, 47th and 48th monthly anniversaries of the date of grant.  The initial stock option will also be subject to the terms and conditions of THE COMPANY’s standard form of stock option agreement and applicable equity incentive plan.

You may also be eligible to receive additional stock options or other equity incentives as may be determined from time to time by THE COMPANY’s Board of Directors or duly authorized committee thereof, and in each case in its sole and absolute discretion, and in accordance with terms and conditions determined by THE COMPANY’s Board of Directors or duly authorized committee thereof.

•                  Benefits: You will also be eligible to participate in THE COMPANY’s employee benefit programs and policies which are offered to similarly situated full-time executive employees.  Currently, such benefits would include the following:

•                  401(k) Retirement Plan

•                  Deferred Compensation Plan

•                  Executive Severance Plan

•                  Execu-Care Executive Benefits Plan: Health, dental, life and disability — with eligibility for participation on the first of the month following 30 days of employment

•                  Health and Wellness Program

•                  Sick Leave and Accrued Vacation

•                  Ten (10) paid Company Holidays

•                  Corporate Discount Partnerships

Terms of Employment: Your employment with THE COMPANY is “at will” meaning that you are not employed for any specific period of time.  Your employment can be terminated with or without cause and with or without notice, at any time, at the option either of THE COMPANY or you.  Similarly, THE COMPANY retains the right to transfer, demote, suspend or administer discipline with or without cause and with or without notice, at any time.  The at-will nature of your employment relationship may not be modified except in a writing signed by both the Chief Executive Officer and you.  This constitutes the entire understanding regarding the at-will nature of your employment.

No Use of Confidential Information: THE COMPANY is extending this offer due to your skills and abilities and not due to any information you might possess regarding current or former employers.  If you accept this offer, keep in mind that you may not bring to THE COMPANY, disclose to THE COMPANY or use in the performance of your duties for THE COMPANY any confidential information, trade secrets, documents or materials from any other employer.

Non-Compete Agreement: You confirm by accepting this offer and working for THE COMPANY in the position described above you will not be breaching any previous agreements with prior employers.  Please attach all agreements you have entered into with any prior employers relating to confidentiality, including, any non-disclosure, non-competition, and non-solicitation agreements or other agreements entered into upon your termination of employment with any prior employers and sign this letter where indicated below to acknowledge your acceptance of employment on these terms.

To accept this job offer:

Please review, sign and return this offer letter via email to christina.hastings@bridgepointeducation.com or fax ALL pages of the signed and dated documents listed above back to us at the confidential fax line (858) 848-2056 within 48 Hours receipt of this offer of employment.

Please read the enclosed documents for more information about the benefits that Bridgepoint Education offers.  You are subject to review and complete additional documentation upon request.

We at Bridgepoint Education hope that you will accept this job offer and look forward to welcoming you aboard. This position will report to Mr. Andrew Clark, Chief Executive Officer.

This letter represents an offer of employment contingent upon the successful completion of pre-employment screening. Pre-employment screening includes but is not limited to a criminal background investigation, verification of education credentials, verification of prior employment and a professional reference check.

If you agree with the above outline, please sign below.  Please note this offer will expire no later than tomorrow, July 27, 2010 by 6:00pm Pacific Daylight Time.

Sincerely,

Christina Hastings
Corporate Staffing Manager, Bridgepoint Education Human Resources

/s/ Douglas Abts
Douglas Abts	Date

Cc: Andrew Clark, Chief Executive Officer